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                          CREDIT ACCEPTANCE CORPORATION

                                BYLAW AMENDMENTS

                            Adopted February 24, 2005
                           Effective February 24, 2005


                                   ARTICLE III
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                                  CAPITAL STOCK
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         3.02 Certificates for Shares; Uncertificated Shares.
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         (a) The Board of Directors may authorize the issuance of some or all of the shares of any or all classes or series without certificates. Any such authorization will not affect shares already represented by certificates until the certificates are surrendered to the corporation.

         (b) Within a reasonable time after the issuance or transfer of shares without certificates, the corporation shall send the shareholder a written statement of the information that would have been required on certificates under the applicable provisions of the Michigan Business Corporation Act if the shares had been represented by certificates.

         (c) Except for shares authorized to be issued without certificates pursuant to Section 3.02(a), shares of the corporation shall be represented by certificates signed by the Chairman of the Board, Vice Chairman of the Board, President or a Vice President of the corporation, and may be sealed with the seal of the corporation or a facsimile thereof. A certificate representing shares shall state upon its face that the corporation is formed under the laws of the state of Michigan, the name of the person to whom it is issued, the number and class of shares, the designation of the series, if any, which the certificate represents, and such other provisions as may be required by the laws of the State of Michigan.


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